Exhibit 107

CALCULATION OF FILING FEE TABLE

Schedule 14A

(Form Type)

SQZ Biotechnologies Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$11,800,000.00(1)	0.00014760	$1,741.68(2)
Fees Previously Paid	—		—
Total Transaction Valuation	$11,800,000.00
Total Fees Due for Filing			$1,741.68
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$1,741.68

(1)

Estimated solely for purposes of calculating the filing fee, as of January 12, 2024, the underlying value of the transaction was determined based on the aggregate consideration to be received by the registrant in consideration for the sale, consisting of $11,800,000.00 in cash, as computed pursuant to Rule 0–11(c)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)

In accordance with Section 14(g) of the Exchange Act, the filing fee was calculated by multiplying the aggregate consideration to be received by the registrant determined as described in footnote (1) above by 0.00014760.